US Gold Corp Increases Opportunity at its Keystone Asset with the
Acquisition of Adjacent Gold Bar North Gold Exploration Property

- Gold Bar North represents 49 total unpatented lode mining claims

- Property located on the prolific Cortez Trend in north-central Nevada

- Dave Mathewson believes property is a continuation of the same trend and system as Keystone and therefore synergistic

ELKO, NV, July 5, 2017 – US Gold Corp (NASDAQ: USAU) today announced that it has completed the acquisition of the Gold Bar North (GBN) mining claims. The Gold Bar North Property consists of 49 unpatented lode mining claims in Eureka County, Nevada. The only financial obligation required to maintain these claims are the annual federal and county fees.

GBN is a highly prospective gold exploration property, identified and staked by Dave Mathewson. GBN consists of 49 unpatented lode mining claims situated in Eureka County, Nevada, in Sections 29, 30, 31, and 32, Township 23 North, Range 49 East, and Sections 5 and 6, Township 22 North, Range 49 East, Mount Diablo Base Line and Meridian.

Keystone Project claims outline
lower-plate ls
Ti Tertiary intrusive
lower-plate carbonates at surface
undifferentiated lower-plate and upper-plate clastic rocks
Ti
Gold Bar-Keystone magnetic and gravity anomaly corridor
Gold Bar North claims
Gold Bar deposit
LANDER CO
EUREKA CO
N
S
E
W
Copyright (C) 200_ MyTopo 2006-2015 TomTom

SCALE 1:100000

Miles: 0 1 2 3 4

Kilometers: 0 1 2 3 4 5 6 7

US Gold Corp. Keystone Project, Cortez Gold Trend, Eureka Co., NV

DCM 07-03-17

Dave Mathewson, Vice President and Head of Nevada Exploration stated, “I believe that Gold Bar North is an important strategic addition to the Keystone district project. In early 2016, I expanded the Gold Bar North holding from the original 19 core claims that I held to a total of 49 claims, which now more completely cover the Gold Bar North gravity and magnetic high and associated permissive carbonate horst. Gold Bar North (GBN) is clearly on line with the Gold Bar and Mill Site gold deposits located within the permissive carbonate Gold Bar horst farther to the south. The Gold Bar deposit was composed of 3.95Mt at a grade of 2.95 g/t with a 1.5-to-1 waste-to-ore strip and 90 percent gold recovery in an oxide CIL mill. Gold Bar was mined out by Atlas Corp. from 1987-1992. The geology/stratigraphy of GBN is very similar to that of both Keystone and Gold Bar. I drilled three holes (from 2004 to 2006), and more were drilled (1989-1990) by Newmont’s (NEM – NYSE) (Buckaroo project), and all exhibited interesting alteration characteristics and geochemistry. There is an apparent strong regional structural tie-in of Gold Bar North with both Keystone and Gold Bar. The Gold Bar district is highly prospective with McEwen Mining’s (MUX – NYSE) Gold Bar Development Project and Gold Bar South property nearby.”

US Gold Corp’s President and CEO Edward Karr further commented, “The acquisition of Gold Bar North represents a continued, methodical growth strategy for US Gold Corp. The property is very synergistic for our flagship Keystone district-scale project and provides an additional exploration upside for a potential discovery. By consolidating the entire Keystone district on the world-class Cortez Trend and adding this nearby additional Nevada high-potential exploration property, we are hopeful of future potential discoveries.”

About US Gold Corp.

US Gold Corp. is a publicly traded U.S. focused gold exploration and development company. US Gold Corp. has a portfolio of development and exploration properties. Copper King is located in South East Wyoming and has a historical Preliminary Economic Assessment (PEA) done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone is an exploration property on the Cortez trend in Nevada, identified and consolidated by Dave Mathewson. For more information about US Gold Corp., please visit www.usgoldcorp.gold

Dataram is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram’s memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events, such as the exploration success of US Gold Corp., development of new Dataram products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of gold and mining industry cost inputs, memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to US Gold Corp faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the Risk Factors with respect to U.S. Gold Corp. contained in the Current Report on Form 8-K filed on May 26, 2017, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control.  The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

US Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold